As filed with the Securities and Exchange Commission on October 5, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SKYLIGHT HEALTH GROUP INC.

(Exact name of Registrant as specified in its charter)

Canada	8011	Not Applicable
(Province or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number, if applicable)

5520 Explorer Dr.

Suite 402

Mississauga, Ontario L4W 5L1

Tel: +1-855-874-4999

(Address and telephone number of Registrant’s principal executive offices)

MVC Technologies USA Inc.

82 Hartwell Street, Floor 2

Fall River, MA 02721

USA

Tel: +1-508-639-2908

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Barry I. Grossman, Esq.

Matthew Bernstein, Esq.

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, New York 10105

Phone: (212) 370-1300

Fax: (212) 370-7889

Approximate date of commencement of proposed sale of the securities to the public: From time to time after the effective date of this Registration Statement

Ontario, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	☐	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Can

B.	☐	at some future date (check the appropriate box below)

	1.	☐	pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than 7 calendar days after filing).

	2.	☐

pursuant to Rule 467(b) on (date) at (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).

	3.	☒

pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

	4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)(2)(3)	Proposed maximum offering price per unit (1)(4)	Proposed maximum aggregate offering price (3)(4)(5)	Amount of registration fee (3)(4)(5)
Common Shares (no par value)	—	—	—	—
Warrants to Purchase Common Shares	—	—	—	—
Subscription Receipts	—	—	—	—
Units	—	—	—	—
Total	—	—	U.S.$79,026,394.82	U.S.$7,325.75(6)

(1)

There are being registered under this registration statement such indeterminate number of Common Shares, Warrants, Subscription Receipts or Units of the Registrant (collectively, the “Securities”) in any combination as shall have an aggregate initial offering price not to exceed C$100,000,000. Any Securities registered by this registration statement may be sold separately or as units with other Securities registered under this registration statement. The proposed maximum initial offering price per security will be determined, from time to time, by the Registrant in connection with the sale of the securities under this registration statement.

(2)

If, as a result of share splits, share dividends or similar transactions, the number of securities purported to be registered on this Registration Statement changes, the provisions of Rule 416 shall apply to this Registration Statement.

(3)	Based on a maximum aggregate offering price of U.S.$79,026,394.82 and the Bank of Canada daily exchange rate on October 1, 2021 of U.S. $1.2654 per $1.00.
(4)

The proposed maximum initial offering price per security will be determined, from time to time, by the Registrant in connection with the sale of the Securities registered under this Registration Statement. Prices, when determined, may be in U.S. dollars or the equivalent thereof in Canadian dollars.

(5)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the U.S. Securities Act of 1933, as amended.
(6)

Skylight Health Group, Inc. previously paid a registration fee of U.S.$8,679 in connection with its shelf Registration Statement on Form F-10 (File No. 333-255444) filed on April 22, 2021 (the “Prior Registration Statement”). In accordance with Rule 457(p), the Registrant has withdrawn the Prior Registration Statement and is utilizing the fee paid in connection with the Prior Registration Statement to offset against the currently due filing fee.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act or on such date as the U.S. Securities and Exchange Commission, acting pursuant to Section 8(a) of the Securities Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

This amended and restated short form prospectus is a base shelf prospectus. This amended and restated short form prospectus has been filed under legislation in the provinces of Alberta, British Columbia, Manitoba and Ontario that permits certain information about these securities to be determined after this amended and restated prospectus has become final and that permits the omission from this amended and restated prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This amended and restated short form base shelf prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities.

Information has been incorporated by reference in this amended and restated short form base shelf prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Skylight Health Group Inc. at 5520 Explorer Dr., Suite 402, Mississauga, Ontario L4W 5L1, telephone 1-855-874-4999, and are also available electronically at www.sedar.com.

New Issue	October 4, 2021

AMENDED AND RESTATED SHORT FORM BASE SHELF PROSPECTUS

(amending and restating the short form base shelf prospectus dated May 6, 2021)

SKYLIGHT HEALTH GROUP INC.

C$100,000,000

COMMON SHARES

PREFERRED SHARES

DEBT SECURITIES

WARRANTS

SUBSCRIPTION RECEIPTS

UNITS

This amended and restated short form base shelf prospectus (the “Prospectus”) relates to the offering for sale by Skylight Health Group Inc. (the “Company” or “Skylight”) from time to time, during the 25-month period commencing May 7, 2021 that this Prospectus, including any amendments hereto, remains valid, of up to C$100,000,000 (or the equivalent in other currencies based on the applicable exchange rate at the time of the offering) in the aggregate of: (i) common shares (“Common Shares”) or preferred shares (the “Preferred Shares” and together with the Common Shares, the “Equity Securities”) in the capital of the Company; (ii) bonds, debentures, notes or other evidences of indebtedness of any kind, nature or description (collectively, the “Debt Securities”); (iii) warrants (“Warrants”) to purchase other Securities (as defined below); (iv) subscription receipts (“Subscription Receipts”) convertible into other Securities; and (v) units (“Units”) comprised of one or more of any of the other Securities, or any combination of such Securities (the Common Shares, Preferred Shares, Debt Securities, Warrants, Subscription Receipts and Units are collectively referred to herein as the “Securities”). The Securities may be offered in amounts, at prices and on terms to be determined based on market conditions at the time of sale including potentially by way of “at-the-market distributions” as defined in National Instrument 44-102 – Shelf Distributions (“NI 44-102”) and set forth in an accompanying prospectus supplement (each, a “Prospectus Supplement”).

All shelf information permitted under applicable laws to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus except in cases where an exemption from such delivery has been obtained. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains.

The specific terms of any Securities offered will be described in the applicable Prospectus Supplement including, where applicable: (i) in the case of Common Shares, the number of Common Shares offered, the offering price (or the manner of determination thereof if offered on a non-fixed price basis, including sales in transactions that are deemed to be “at-the-market distributions”), whether the Common Shares are being offered for cash, and any other terms specific to the Common Shares offered; (ii) in the case of Preferred Shares, the designation of the particular class and series, the number of Preferred Shares offered, the offering price, dividend rate, if any, whether the Preferred Shares are being offered for cash, and any other terms specific to the Preferred Shares Offered; (iii) in the case of Debt Securities, the specific designation, aggregate principal amount, the currency or the currency unit for which the Debt Securities may be purchased, the maturity, interest provisions, authorized denominations, the offering price, covenants, events of default, any terms for redemption or retraction, any exchange or conversion terms, whether the debt is senior or subordinated and any other specific terms of the Debt Securities being offered; (iv) in the case of Warrants, the number of Warrants being offered, the offering price, the designation, number and terms of the other Securities purchasable upon exercise of the Warrants, and any procedures that will result in the adjustment of those numbers, the exercise price, the dates and periods of exercise, whether the Warrants are being offered for cash, and any other terms specific to the Warrants offered; (v) in the case of Subscription Receipts, the number of Subscription Receipts being offered, the offering price, the terms, conditions and procedures for the conversion of the Subscription Receipts into other Securities, the designation, number and terms of such other Securities, whether the Subscription Receipts are being offered for cash, and any other terms specific to the Subscription Receipts offered; and (vi) in the case of Units, the number of Units being offered, the offering price, the number and terms of the Securities comprising the Units, whether the Units are being offered for cash, and any other terms specific to the Units offered. A Prospectus Supplement relating to a particular offering of Securities may include terms pertaining to the Securities being offered thereunder that are not within the terms and parameters described in this Prospectus. Where required by statute, regulation or policy, and where the Securities are offered in currencies other than Canadian dollars, appropriate disclosure of foreign exchange rates applicable to the Securities will be included in the Prospectus Supplement describing the Securities. For the purpose of calculating the Canadian dollar equivalent of the aggregate principal amount of Securities issued under this Prospectus from time to time, Securities denominated in or issued in, as applicable, a currency (the “Securities Currency”) other than Canadian dollars will be translated into Canadian dollars using the Bank of Canada daily exchange rate of Canadian dollars with the Securities Currency in effect as of 4:30 p.m. (Toronto time) on the business day before the issue of such Securities.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (“SEC” OR “COMMISSION”) NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This offering is made by a foreign issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare this prospectus in accordance with the disclosure requirements of its home country. Prospective investors should be aware that such requirements are different from those of the United States. Financial statements included or incorporated by reference herein, if any, have been prepared in accordance with foreign generally accepted accounting principles, and may be subject to foreign auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

The enforcement by investors of civil liabilities under the federal securities laws may be affected adversely by the fact that the Company is incorporated or organized under the laws of a foreign country, that some or all of its officers and directors may be residents of a foreign country, that some or all of the underwriters or experts named in the registration statement may be residents of a foreign country, and that all or a substantial portion of the assets of the Registrant and said persons may be located outside the United States.

Prospective investors should be aware that the acquisition of the securities described herein may have tax consequences both in the United States and in the home country of the registrant. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein.

No underwriter or agent has been involved in the preparation of this Prospectus or performed any review of the contents of this Prospectus.

This Prospectus constitutes a public offering of the Securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such Securities. The Company may offer and sell the Securities to or through underwriters or dealers purchasing as principals, and may also sell directly to one or more purchasers or through agents or pursuant to applicable statutory exemptions. See “Plan of Distribution”. The Prospectus Supplement relating to a particular offering of Securities will identify each underwriter, dealer or agent, as the case may be, engaged by the Company in connection with the offering and sale of the Securities, and will set forth the terms of the offering of such Securities, including, to the extent applicable, any fees, discounts or any other compensation payable to underwriters, dealers or agents in connection with the offering, the method of distribution of the Securities, the initial issue price (in the event that the offering is a fixed price distribution), the proceeds that the Company will, or expects to receive and any other material terms of the plan of distribution.

The Securities may be sold from time to time in one or more transactions at a fixed price or prices or at non-fixed prices. If offered on a non-fixed price basis, the Securities may be offered at market prices prevailing at the time of sale, at prices determined by reference to the prevailing price of a specified security in a specified market or at prices to be negotiated with purchasers, in which case the compensation payable to an underwriter, dealer or agent in connection with any such sale will be decreased by the amount, if any, by which the aggregate price paid for Securities by the purchasers is less than the gross proceeds paid by the underwriter, dealer or agent to the Company. The price at which the Securities will be offered and sold may vary from purchaser to purchaser and during the period of distribution.

In connection with any offering of Securities, other than an “at-the-market distribution” (as defined under applicable Canadian securities legislation), unless otherwise specified in a Prospectus Supplement, the underwriters, dealers or agents, as the case may be, may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the Securities at a level other than those which otherwise might prevail on the open market. Such transactions may be commenced, interrupted or discontinued at any time. A purchaser who acquires Securities forming part of the underwriters’, dealers’ or agents’ over-allocation position acquires those Securities under this Prospectus and the Prospectus Supplement relating to the particular offering of Securities, regardless of whether the over-allocation position is ultimately filled through the exercise of the over-allotment option or secondary market purchases. See “Plan of Distribution”. No underwriter or dealer involved in an “at-the-market distribution” under this Prospectus, no affiliate of such an underwriter or dealer and no person or company acting jointly or in concert with such underwriter or dealer will over-allot Securities in connection with such distribution or effect any other transactions that are intended to stabilize or maintain the market price of the Securities.

The issued and outstanding Common Shares are listed for trading on the TSX Venture Exchange (the “TSX-V”) under the symbol “SLHG” and the Nasdaq Capital Market (the “Nasdaq”) under the symbol “SLHG”. On October 1, 2021, the last trading day prior to the date of this Prospectus, the closing price of the Common Shares on the TSX-V was $3.04 and on the Nasdaq was US$2.39.

Unless otherwise specified in the applicable Prospectus Supplement, each series or issue of Securities (other than Common Shares) will not be listed on any securities exchange. Accordingly, there is currently no market through which the Securities (other than Common Shares) may be sold and purchasers may not be able to resell such Securities purchased under this Prospectus. This may affect the pricing of such Securities in the secondary market, the transparency and availability of trading prices, the liquidity of such Securities and the extent of issuer regulation. See “Risk Factors”.

Investing in the Securities is speculative and involves significant risks. Readers should carefully review and evaluate the risk factors contained in this Prospectus, the applicable Prospectus Supplement and in the documents incorporated by reference herein before purchasing any Securities. See “Forward-Looking Information” and “Risk Factors”.

Unless otherwise specified in a Prospectus Supplement relating to any Securities offered, certain legal matters in connection with the offering of Securities may be passed upon on behalf of Skylight by Gardiner Roberts LLP as to legal matters relating to Canadian law and, if governed by United States law, by Ellenoff Grossman & Schole LLP as to matters relating to United States law.

Market data and certain industry forecasts used in this Prospectus or any applicable Prospectus Supplement and the documents incorporated by reference herein or therein were obtained from market research, publicly available information and industry publications. The Company believes that these sources are generally reliable, but the accuracy and completeness of the information is not guaranteed. The Company has not independently verified this information and does not make any representation as to the accuracy of this information.

The Company has its head and registered office located at 5520 Explorer Dr., Suite 402, Mississauga, Ontario L4W 5L1.

Grace Mellis and Patrick McNamee are directors of the Company and Mohammad Bataineh and Dr. Kit Brekhus are officers of the Company, each of whom reside outside of Canada.

The persons or entities named below have appointed the following agents for service of process:

Name of Person or Entity	Name and Address of Agent
Patrick McNamee	Skylight Health Group Inc. 5520 Explorer Dr., Suite 402, Mississauga, Ontario L4W 5L1
Grace Mellis	Skylight Health Group Inc. 5520 Explorer Dr., Suite 402, Mississauga, Ontario L4W 5L1
Mohammad Bataineh	Skylight Health Group Inc. 5520 Explorer Dr., Suite 402, Mississauga, Ontario L4W 5L1
Kit Brekhus	Skylight Health Group Inc. 5520 Explorer Dr., Suite 402, Mississauga, Ontario L4W 5L1

Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada, even if the party has appointed an agent for service of process.

GENERAL MATTERS

Unless otherwise noted or the context indicates otherwise, the “Company”, “Skylight”, “we”, “us” and “our” refer to Skylight Health Group Inc. and controlled entities included in its consolidated financial statements.

Prospective investors should rely only on the information contained or incorporated by reference in this Prospectus and any applicable Prospectus Supplement in connection with an investment in the Securities. No person is authorized by the Company to provide any information or to make any representation other than as contained in this Prospectus or any Prospectus Supplement in connection with the issue and sale of the Securities offered hereunder. Prospective investors should assume that the information appearing in this Prospectus or any Prospectus Supplement is accurate only as of the date on the front of those documents and that information contained in any document incorporated by reference is accurate only as of the date of that document unless specified otherwise. The Company’s business, financial condition, results of operations and prospects may have changed since those dates.

CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION

This Prospectus contains references to U.S. dollars and Canadian dollars. All dollar amounts referenced, unless otherwise indicated, are Canadian dollars and United States dollars are referred to as “US$”.

The Canadian dollar is convertible into U.S. dollars at freely floating rates. There are no legal restrictions on the flow of Canadian dollars between Canada and the United States. Any remittances of dividends or other payments by us to persons in the United States are not and will not be subject to any exchange controls.

The table below sets forth for the periods identified the number of Canadian dollars per U.S. dollar as published by the Bank of Canada. We make no representation that any Canadian dollar or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Canadian dollars, as the case may be, at any particular rate, the rates stated below, or at all.

	Period-End	Average	High	Low
For the year ended December 31,
2020	$1.2732	$1.3415	$1.4496	$1.2718
2019	$1.2988	$1.3269	$1.3600	$1.2988
2018	$1.3642	$1.2957	$1.3642	$1.2288

On October 1, 2021, the rate of exchange for the number of Canadian dollars per U.S. dollar, based on the Bank of Canada daily rate, was U.S.$1.00 = $1.2654.

FORWARD-LOOKING INFORMATION

Certain information contained in this Prospectus and the documents incorporated by reference herein may constitute forward-looking statements, as such term is defined under Canadian, U.S. and any other applicable securities laws. These statements relate to future events or future performance and reflect management’s expectations and assumptions regarding the growth, results of operations, performances and business prospects and opportunities of the Company. All statements other than statements of historical fact are forward-looking statements. The use of any of the words “anticipate”, “plan”, “continue”, “estimate”, “expect”, “may”, “intend”, “will”, “project”, “could”, “believe”, “predict”, “potential”, “should” or the negative of these terms or other similar expressions are intended to identify forward-looking statements. In particular, information regarding the Company’s future operating results and economic performance is forward-looking information. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance, achievements or events to differ materially from those anticipated, discussed or implied in such forward-looking statements. The Company believes the expectations reflected in such forward- looking statements are reasonable but no assurance can be given that these expectations will prove to be correct and such forward-looking statements included in this Prospectus and the documents incorporated by reference herein should be considered carefully and investors should not place undue reliance on them as the Company cannot assure investors that actual results will be consistent with these forward-looking statements. These statements speak only as of the date of this Prospectus or the particular document incorporated by reference herein. Such statements are based on a number of assumptions which may prove to be incorrect, including, but not limited to, assumptions about:

•	general business and economic conditions;

•	the intentions, plans and future actions of the Company;

•	the business and future activities of the Company after the date of this Prospectus;

•	market position, ability to compete and future financial or operating performance of the Company after the date of this Prospectus;

•	anticipated developments in operations; the future demand for the products and services developed, produced, supplied, or distributed by the Company;

•	the timing and amount of estimated research & development expenditure in respect of the business of the Company;

•	operating revenue, operating expenditures; success of marketing activities; estimated budgets;

•	currency fluctuations;

•	the sufficiency of the Company’s working capital;

•	requirements for additional capital;

•	risks associated with obtaining and maintaining the necessary government permits and licenses related to the business

•

government regulation; limitations on insurance coverage; the timing and possible outcome of regulatory matters; goals; strategies; future growth; the adequacy of financial resources; and other events or conditions that may occur in the future;

•	compliance with environmental, health, safety and other laws and regulations;

•	the ability to attract and retain skilled staff;

•	market competition; and

•	the potential impact of the COVID-19 pandemic on the Company and/or its operations, and the healthcare industry and currency fluctuations.

These forward-looking statements involve risks and uncertainties relating to, among other things, access to skilled personnel, results of operating activities, uninsured risks, and regulatory changes. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the risk factors contained in this Prospectus and documents incorporated by reference herein. Investors should not place undue reliance on forward-looking statements as the plans, intentions or expectations upon which they are based might not occur. The Company cautions that the foregoing list of important factors is not exhaustive. The forward looking statements contained in this Prospectus and the documents incorporated by reference herein are expressly qualified by this cautionary statement. The Company undertakes no obligation to publicly update or revise any forward-looking statements except as expressly required by applicable securities law. See “Forward- Looking Statements” in the AIF (as defined herein). The forward-looking statements contained in this Prospectus, any Prospectus Supplement and the documents incorporated by reference herein or therein are expressly qualified in their entirety by this cautionary statement. Holders of the Securities should read this entire Prospectus, and each applicable Prospectus Supplement, and consult their own professional advisers to ascertain and assess the income tax and legal risks and other aspects associated with holding Securities.

NON-IFRS MEASURES

This Prospectus and the documents incorporated by reference herein contain references to certain measures that are not defined under International Financial Reporting Standards (“IFRS”).

These non-IFRS measures are not recognized measures under IFRS, do not have a standardized meaning prescribed by IFRS and are therefore unlikely to be comparable to similar measures presented by other companies. Rather, these measures are provided as additional information to complement IFRS measures by providing further understanding of the Company’s results of operations from management’s perspective. Accordingly, they should not be considered in isolation nor as a substitute for analysis of the Company’s financial information reported under IFRS.

The Company uses non-IFRS measures, including EBITDA and Adjusted EBITDA to provide investors with supplemental measures of its operating performance and thus highlight trends in its core business that may not otherwise be apparent when relying solely on IFRS measures. The Company believes that investors, securities analysts and other interested parties frequently use non-IFRS measures in the evaluation of issuers. Management also uses non-IFRS measures in order to facilitate operating performance comparisons from period to period, and assess the Company’s ability to meet its future debt service, capital expenditure and working capital requirements.

Please refer to the Company’s Annual MD&A (as defined below), incorporated by reference into this Prospectus, for the definitions of EBITDA and Adjusted EBITDA presented by the Company and the reconciliation, where applicable, to the most directly comparable IFRS measure.

ADDITIONAL INFORMATION

The Company has filed with the SEC a registration statement on Form F-10 of which this Prospectus forms a part. This Prospectus does not contain all the information set out in the registration statement. For further information about the Company and the Securities, please refer to the registration statement, including the exhibits to the registration statement.

The Company is currently subject to the information requirements under Canadian securities laws and, upon the effectiveness of the registration statement, the Company will become subject to certain information requirements of the U.S. Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”). Consequently, Skylight files reports and other information with the securities regulatory authorities of the provinces of Alberta, British Columbia, Manitoba and Ontario (the “Applicable Jurisdictions”) and will file reports and other information with the SEC. Under the Multijurisdictional Disclosure System (“MJDS”), the Company may generally prepare these reports and other information in accordance with the disclosure requirements of Canada. These requirements are different from those of the United States. As a “foreign private issuer” (“FPI”) (as defined under United States securities laws), the Company is exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and officers, directors and principal shareholders of Skylight are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. In addition, the Company may not be required to publish financial statements as promptly as United States companies.

The reports and other information to be filed by the Company with the SEC may be read and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. The SEC also maintains a website (www.sec.gov) that makes available reports and other information that the Company files electronically with it, including the registration statement that Skylight has filed with respect hereto.

Copies of reports, statements and other information that the Company files with the Applicable Jurisdictions are available electronically on the System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com.

ENFORCEABILITY OF CIVIL LIABILITIES

The Company exists under the laws of Canada, and all of its executive offices and administrative activities are located outside the United States. In addition, all of the directors and officers of the Company, other than Patrick McNamee, Grace Mellis, Mohammad Bataineh and Kit Brekhus, are residents of jurisdictions other than the United States and all or a substantial portion of the assets of those persons are or may be located outside the United States.

As a result, investors who reside in the United States may have difficulty serving legal process in the United States upon the Company or its directors or officers, as applicable, or enforcing judgments obtained in United States courts against any of them or the assets of any of them located outside the United States, or enforcing against them in the appropriate Canadian court judgments obtained in United States courts, including, but not limited to, judgments predicated upon the civil liability provisions of the federal securities laws of the United States, or bringing an original action in the appropriate Canadian courts to enforce liabilities against the Company or any of its directors or officers, as applicable, based upon United States federal securities laws.

In the United States, the Company will be filing with the SEC, concurrently with Skylight’s registration statement on Form F-10, an appointment of agent for service of process on Form F-X. Under such Form F-X, the Company has appointed its subsidiary MVC Technologies USA Inc., 82 Hartwell St Floor 2, Fall River, MA, 02721 United States, as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against the Company in a U.S. court arising out of or related to or concerning the offering of the Securities under the registration statement.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with the securities commissions or similar regulatory authorities in Canada. The following documents, each of which has been filed with the securities regulatory authorities in each of the provinces and territories of Canada and is available on SEDAR at www.sedar.com, are specifically incorporated by reference into, and form an integral part of, this Prospectus:

(a)	the annual information form of the Company for the fiscal year ended December 31, 2020, dated April 19, 2021 (the “AIF”);

(b)	the Company’s audited consolidated financial statements for the years ended December 31, 2020 and 2019, together with the independent auditors’ reports thereon and the notes thereto;

(c)	the Company’s management’s discussion and analysis for the year ended December 31, 2020 (the “Annual MD&A”);

(d)	the Company’s unaudited consolidated interim financial statements for the six-month period ended June 30, 2021 and 2020;

(e)	the Company’s management discussion and analysis for the six-month period ending June 30, 2021;

(f)	the management information circular dated July 20, 2020 relating to the annual general meeting of shareholders held on September 9, 2020;

(g)	the management information circular dated October 7, 2020 relating to the special meeting of shareholders held on November 23, 2020;

(h)	the management information circular dated January 18, 2021 relating to the special meeting of shareholders to be held on February 22, 2021;

(i)	the management information circular dated May 20, 2021 relating to the annual general meeting of shareholders held on June 29, 2021;

(j)	the material change report of the Company dated January 11, 2021 in respect of the announcement of a binding letter of intent to acquire a US primary and urgent care clinic group;

(k)	the material change report of the Company dated January 14, 2021 in respect of the announcement of the appointment of Grace Mellis as a director;

(l)	the material change report of the Company dated March 24, 2021 in respect of the announcement of the appointment of Patrick McNamee as a director;

(m)	the material change report of the Company dated May 19, 2021 in respect of the announcement of an offering of securities pursuant to a short form prospectus supplement (the “May Offering”); and

(n)	the material change report of the company dated May 26, 2021 in respect of the closing of the May Offering;

Material change reports (other than confidential reports), business acquisition reports, annual financial statements, interim financial statements, the associated management’s discussion and analysis of financial condition and results of operations and all other documents of the type referred to in section 11.1 of Form 44-101F1 of National Instrument 44-101 – Short Form Prospectus Distributions of the Canadian Securities Administrators to be incorporated by reference in a short form prospectus, filed by the Company with a securities commission or similar regulatory authority in Canada after the date of this Prospectus will be deemed to be incorporated by reference into this Prospectus. The documents incorporated or deemed to be incorporated herein by reference contain meaningful and material information relating to the Company and readers should review all information contained in this Prospectus and the documents incorporated or deemed to be incorporated by reference herein.

Upon a new annual information form and annual consolidated financial statements being filed by the Company with the applicable Canadian securities commissions or similar regulatory authorities in Canada during the period that this Prospectus is effective, the previous annual information form, the previous annual consolidated financial statements and all interim consolidated financial statements and in each case the accompanying management’s discussion and analysis, and material change reports, filed prior to the commencement of the financial year of the

Company in which the new annual information form is filed shall be deemed to no longer be incorporated into this Prospectus for purpose of future offers and sales of Securities under this Prospectus. Upon interim consolidated financial statements and the accompanying management’s discussion and analysis being filed by the Company with the applicable Canadian securities commissions or similar regulatory authorities during the period that this Prospectus is effective, all interim consolidated financial statements and the accompanying management’s discussion and analysis filed prior to such new interim consolidated financial statements and management’s discussion and analysis shall be deemed to no longer be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus. In addition, upon a new management information circular for an annual meeting of shareholders being filed by the Company with the applicable Canadian securities commissions or similar regulatory authorities during the period that this Prospectus is effective, the previous management information circular filed in respect of the prior annual meeting of shareholders shall no longer be deemed to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus.

In addition, to the extent that any document or information incorporated by reference into this Prospectus pursuant to the foregoing paragraph is also included in any report that the Company files with or furnishes to the SEC pursuant to Section 13(a) or 15(d) of the U.S. Exchange Act, such document or information shall be deemed to be incorporated by reference as an exhibit to the registration statement of which this Prospectus forms a part. Further, we may incorporate by reference into the registration statement of which this Prospectus forms a part, any report on Form 6-K furnished to the SEC, including the exhibits thereto, if and to the extent provided in such report.

A Prospectus Supplement containing the specific terms of any offering of the Securities will be delivered to purchasers of the Securities together with this Prospectus and will be deemed to be incorporated by reference in this Prospectus as of the date of the Prospectus Supplement and only for the purposes of the offering of the Securities to which that Prospectus Supplement pertains.

In addition, certain marketing materials (as that term is defined in applicable Canadian securities legislation) may be used in connection with a distribution of Securities under this Prospectus and the applicable Prospectus Supplement(s). Any “template version” of “marketing materials” (as those terms are defined in applicable Canadian securities legislation) pertaining to a distribution of Securities, and filed by the Company after the date of the Prospectus Supplement for the distribution and before termination of the distribution of such Securities, will be deemed to be incorporated by reference in that Prospectus Supplement for the purposes of the distribution of Securities to which the Prospectus Supplement pertains.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in any Prospectus Supplement hereto or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not constitute a part of this Prospectus, except as so modified or superseded. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document or statement that it modifies or supersedes. The making of such a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it is made.

DESCRIPTION OF THE BUSINESS

The following is a summary of information about Skylight and does not contain all the information about Skylight that may be important to prospective investors. Prospective investors should read the more detailed information including, but not limited to, the AIF, financial statements and management’s discussion and analysis, that are incorporated by reference into and are considered to be a part of this Prospectus.

Overview

Skylight Health Group Inc. (formerly, CB2 Insights Inc.) (the “Company” or “Skylight”) was incorporated on December 27, 2017 under the Canada Business Corporations Act (the “CBCA”) as a wholly-owned subsidiary of Telferscot Resources Inc. (“Telferscot”). On February 16, 2018, the Company entered into an arrangement agreement with Telferscot and other subsidiaries of Telferscot. On March 18, 2018, the Company filed articles of amendment to effect a change in its share capital. Subsequently, on April 9, 2018, the Company completed an arrangement under the provisions of the CBCA and thereby became a reporting issuer in the provinces of Alberta, British Columbia and Manitoba. Pursuant to articles of amendment dated December 20, 2018, the Company changed its name to CB2 Insights Inc. and consolidated its issued and outstanding common shares on the basis of one (1) post-consolidation common share for every sixteen and one-half (16.5) pre-consolidation common shares. On February 27, 2019, the Company completed a reverse takeover (“RTO”) with MVC Technologies Inc. (“MVC”). The transaction was effected by way of a “three-cornered” amalgamation, whereby a wholly-owned subsidiary of the Company amalgamated with MVC under the provisions of the Business Corporations Act (Ontario) (and the former shareholders of MVC received one (1) (post -consolidation) Common Share (a “Common Share”) of the Company for each one (1) common share of MVC issued and outstanding on the closing date or the RTO. On November 23, 2020 the Company filed articles of amendment to change its name to Skylight Health Group Inc. On November 25, 2020 the Company announced the launch of its rebranding under the Skylight Health brand effective November 30, 2020. On March 31, 2021 the Company filed articles of amendment deleting the First Preferred Series A Shares. On May 12, 2021 the Company filed articles of amendment consolidating its issued and outstanding common shares on the basis of one (1) post-consolidated common share for every five (5) pre-consolidated common shares.

The Company has its head and registered office located at 5520 Explorer Dr., Suite 402, Mississauga, Ontario L4W 5L1.

Corporate Organization

Set out below is the corporate structure of the Company and its material subsidiaries, including the corporate jurisdiction of the subsidiary owned, controlled or directed by its parent.

The Company holds directly or indirectly 100% of the issued and outstanding securities of MVC Technologies Inc. a corporation incorporated under the laws of Ontario. In the United States, the Company’s operations are carried out by MVC Technologies USA Inc. (“MVC USA”), a Delaware corporation and wholly-owned subsidiary of MVC.

Our Business

Skylight is a healthcare services and technology company, working to positively impact patient health outcomes. The Company operates a US multi-state primary care health network comprised of physical practices providing a range of services from primary care, sub-specialty, allied health, and laboratory/diagnostic testing. The Company is focused on helping small and independent practices shift from a traditional fee-for-service (FFS) model to value-based care (VBC) through tools including proprietary technology, data analytics and infrastructure. VBC will lead to improved patient outcomes, reduced cost of delivery and drive stronger financial performance from existing practices.

The Company was founded in 2014, by founders with over 50 years of collective experience in clinical practice management in Canada and the US, as owners, operators, and consultants to outpatient medical centers across a variety of specialties from primary care, urgent-care, sub-specialty, and allied health & wellness. Skylight is founded on a model designed to drive towards helping small and independent practices adopt value-based capabilities and take on varying levels of risk. According to a report on The State of Primary Care in the US from the Robert Graham Center, the US healthcare outpatient market is highly fragmented with over 56% of clinics and clinicians working independently and in small care groups. These practices struggle the most with developing and deploying VBC due to the increased investment in technology, infrastructure, and capacity. As the industry continues to be consolidated by large health networks, there is a need and demand by patients to maintain the same level of patient care and treatment outcomes lost within the consolidation by legacy health networks. Skylight positions itself as the disruptor to legacy health networks. Providing an opportunity to consolidate with Skylight while maintaining patient treatment quality, accessibility and affordability and preserving the way healthcare should be delivered. Skylight also positions itself to partner with health plans as they aim to provide more comprehensive care services to patients across varying risk groups and capitation models to lower the cost of downstream costs.

Skylight practices offer both in clinic and virtual care services through telemedicine and remote patient monitoring. As part of developing the infrastructure for improved access within its practices, the Company expects to expand offerings to patients including a nursing and advisory hotline, same day access, annual wellness reminders and screening protocols, improved access to home-care and remote care services.

The Company’s vision and business model is to drive towards an outcome-based reimbursement model, more commonly referred to as the Value-Based model. The Company works through an acquisition strategy that focuses on current fee-for-service (FFS) practices that will convert to value-based care (VBC) or capitation-based payment models. In a FFS model, payors (commercial and government insurers) reimburse on an encounter-based approach. This puts a focus on volume of patients per day. In a VBC model, payors reimburse typically on a capitation (fixed fee per member per month) basis. This places an emphasis on quality over volume. The Company’s revenues will largely be driven by insurable services paid for by payors currently in a FFS model but in the future in a blended or VBC model.

Business Model

The Company’s business model is primarily driven through its clinical operations that offer medical services to patients in the US through virtual and physical care in 16 US states. During 2019, the Company was also able to begin validating its technology and contract research services, which generated incremental revenue by the end of 2019, and continued to grow throughout the 2020 calendar year. The Company differentiates itself by being an integrative medical practice in the United States that owns its own proprietary technology data analytical assets, and clinical research expertise to support new market expansion, market access, data collection and analysis and drug discovery. At present, the Company operates and offers services in three vertical markets: medical services, technology & data analytics, and contract research and development services. Each vertical market is autonomous but works in tandem with the others. The Company integrates patient access, proprietary technology and consulting services to bring a comprehensive solution.

Appointment of Officers

On July 7, 2021, the Company announced the appointment of Dr. Kit Brekhus as Chief Medical Officer and on August 26, 2021, the Company announced the appointment of Mohammad Bataineh as President.

Principal Occupation

Name and State and Country of Residence	Principal Occupation During the Last Five Years(1)	Officer Since	Common Shares Owned or Controlled(1)
Mohammad Bataineh Florida, U.S.A.	President of the Company since 2021. Prior to joining the Company, Managing Partner of Bataineh Palmeri, LLP	August 26, 2021	300,000	(2)

Dr. Kit Brekhus Colorado, U.S.A.	Chief Medical Officer of the Company since July, 2021. Prior to joining the Company, Chief Medical Executive of Centura Health	July 7, 2021	0	(3)

Notes:

(1)

Information about principal occupation, business or employment, not being within the knowledge of the Company, has been furnished by respective persons set forth above. The information with respect to the Common Shares beneficially owned, controlled or directed is not within the direct knowledge of the Company and has been obtained from SEDI or furnished by the respective individuals. This table does not include Common Shares underlying unexercised stock options.

(2)	Mr. Bataineh holds options to acquire 200,000 Common Shares.

(3)	Mr. Brekhus holds options for 60,000 Common Shares.

Mohammad Bataineh

Mr. Bataineh brings over 25 years of experience working in primary care, healthcare M&A, integrations, legal and operations. An attorney by trade, Mohammad was recently a Partner with healthcare-focused legal firm Bataineh Palmeri focusing on the firm’s transactional work. Previously, he worked at the US Department of Commerce – Commercial Law Development Program and sites on the boards of OneJax Inc., and American Faces. Mr. Bataineh is also a frequent lecturer and guest speaker, including the diversity panel discussion hosted by Florida Coastal School of Law.

Dr. Kit Brekhus

As a board-certified family physician, Dr. Brekhus brings extensive experience to the Company. In a career spanning more than 25 years, Dr. Brekhus has worked as both a clinician and owner-operator of a free -standing family practice and full-service urgent care center. He served as the Medical Director of Outreach services for a large healthcare system and helped lead the growth and development of the Colorado Community Health Alliance as their inaugural Chief Medical Officer. More recently, prior to joining the Company, Dr. Brekhus served several years as founding board member, physician director, and chief medical executive for one of the largest clinically integrated networks in the Rocky Mountain region dedicated to advancing value-based care. In that role he was responsible for overseeing a network of more than 5,000 providers serving as one of four executives managing more than 250,000 lives in various value-based agreements

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

Neither of Mr. Bataineh or Dr. Brekhus are or were within 10 years before the date of this Prospectus, a director, chief executive officer or chief financial officer of any company that:

(a)    while that person was acting in that capacity, was the subject of a cease trade order or similar order or an order that denied the relevant company access to any exemption under securities legislation for a period of more than 30 consecutive days; or

(b)    while that person was acting in that capacity, was subject to an event that resulted, after the director or executive officer ceased to be a director or executive officer, in the company being the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation for a period of more than 30 consecutive days.

Neither of Mr. Bataineh or Dr. Brekhus are or were, as at the date of this Prospectus, nor have been within the 10 years before the date of this Prospectus:

(a)    a director or executive officer of any company that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets;

(b)    become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, executive officer or shareholder; or

(c)    has been subject to:

(i)    any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority since December 31, 2000 or before December 31, 2000 the disclosure of which would likely be important to a reasonable security holder in making an investment decision; or

(ii)    any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable securityholder in making an investment decision.

Conflicts of Interest

The directors of the Company are required by law to act honestly and in good faith with a view to the best interests of the Company and to disclose any interests which they may have in any project or opportunity outside of the Company. If a conflict of interest arises, any director in a conflict will disclose his interest and abstain from voting on such matter at a meeting of the Board of Directors. To the best of the Company’s knowledge, and other than as disclosed in this Prospectus, there are no known existing or potential conflicts of interest of Mr. Bataineh or Dr. Brekhus as a result of their outside business interests.

Interest of Management and Others in Material Transactions

Except as disclosed herein and elsewhere in this Prospectus, neither Mr. Bataineh or Dr. Brekhus Mr. Lucas has any material interest, direct or indirect, in any transactions in which the Company has participated prior to the date of this Prospectus that has materially affected or is reasonably expected to materially affect the Company or its subsidiaries

Recent Developments

On March 11, 2020, the COVID-19 outbreak was declared a pandemic by the World Health Organization, which is causing significant financial market and social dislocation. In the United States, in particular, the federal government of the United States responded to the pandemic with various declarations of emergency, which resulted in travel and entry restrictions. It also imposed guidelines and recommendations regarding the closure of schools and public meeting places, lockdowns, and other restrictions intended to slow the progression of the virus, which state, territorial, tribal, and local governments have followed. The impact that the COVID-19 outbreak will have on the Company’s planned business activities in the United States is hard to predict, but management remains confident any negative impact may be minimal. To date, the COVID-19 crisis has not materially impacted the Company’s operations, financial condition, cash flows and financial performance. However, the Company has experienced longer delays in opening its physical clinics which it anticipates beginning to reopen strategically in 2021. The Company’s employees and consultants have been able to continue their work uninterrupted and the Company continues to have full access to its business operations in Canada and the United States.

In response to the outbreak, the Company has instituted operational and monitoring protocols to ensure the health and safety of its employees, which follow the advice of local governments and health authorities where it operates. The Company has adopted a work from home policy where possible. The Company continues to operate effectively whilst working remotely. The Company will continue to monitor developments of the pandemic and continuously assess the pandemic’s potential further impact on the Company’s operations and business. The situation is dynamic, and the ultimate duration and magnitude of the impact of the pandemic on the economy and the financial effect on the Company’s operations and business are not known at this time. See “Risk Factors – Public Health Crises such as the COVID-19 Pandemic and other Uninsurable Risk”.

On January 5, 2021, the Company announced the completion of the acquisition of the assets of a medical clinic in Denver, Colorado.

On January 6, 2021, the Company commenced trading on the TSX-V under the symbol “SHG” and currently is listed under the symbol “SLHG”.

On January 14, 2021, the Company announced the appointment of Grace Mellis as a director.

On February 4, 2021, the Company announced the completion of the acquisition of six medical clinics in Florida in consideration for a purchase price of US$4.4 million of which approximately 66% is payable in cash within 90 days of the closing date and the balance is payable in Common Shares issued quarterly over 15 months.

On February 26, 2021, the Company announced the appointment of Andrew Elinesky as Chief Financial Officer.

On March 4, 2021, the Company announced that it has entered into Letters of Intent to acquire 3 independent Primary Care practices in the United States each of which are anticipated to close in the second quarter of fiscal 2021.

On March 16, 2021, the Company announced the appointment of Patrick McNamee as Chairman of the Board of Directors.

On April 5, 2021, the Company announced the closing of the acquisition of primary care clinical group Rocky Mountain in Colorado. Rocky Mountain expands Skylight to over 7 new locations in the Denver and Boulder area. The Company has agreed to pay a total of $13.5 million in cash to acquire the full assets of Rocky Mountain. The Company held back approximately 20% of the cash payment to be paid in installments and potential working capital adjustments over the next 2 years.

Effective May 4, 2021, the Company changed its auditors to PricewaterhouseCoopers LLP from Grant Thornton LLP.

On May 26, 2021, the Company completed the May Offering by issuing 1,971,560 Common Shares priced at $7.00 per share for gross proceeds of $13,800,920. The Corporation paid underwriters fees of $828,055.

On May 26, 2021, the Company announced it was completing a consolidation of its outstanding common shares on the basis of one (1) post-consolidated Common Share for each five (5) pre-consolidation common shares.

On June 7, 2021, the Company commenced trading on the Nasdaq under the symbol “SHLG”.

On June 24, 2021, the Company announced the completion of the acquisition of the Doctor’s Center Inc., a primary care group with four locations in Jacksonville, Florida.

On September 15, 2021, the Company announced the execution of a definitive agreement for the acquisition of Aspire Health Concepts, Inc., a primary care group with two clinics in Pennsylvania for cash consideration of US$1,575,000. The acquisition closed on September 16, 2021.

SHARE STRUCTURE

Our authorized capital consists of an unlimited number of common shares without par value and an unlimited number of preferred shares without par value. As of the date of this Prospectus, we had 38,886,362 Common Shares issued and outstanding and no preferred shares issued and outstanding.

The holders of the Common Shares are entitled to one vote per share at all meetings of the shareholders of the Company either in person or by proxy. The holders of Common Shares are also entitled to dividends, if and when declared by the directors of the Company and the distribution of the residual assets of the Company in the event of a liquidation, dissolution or winding up of the Company. The Common Shares rank equally as to all benefits which might accrue to the holders thereof, including the right to receive dividends, voting powers, and participation in assets and in all other respects, on liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other disposition of the assets of the Company among its shareholders for the purpose of winding up its affairs after the Company has paid out its liabilities. The Common Shares are not subject to call or assessment rights or any pre-emptive or conversion rights. There are no provisions for redemption, purchase for cancellation, surrender or purchase of funds.

CONSOLIDATED CAPITALIZATION

There have been no material changes to the Company’s share and loan capitalization on a consolidated basis since June 30, 2021, the date of the Company’s most recent financial statements, except the following:

(a)	Subsequent to June 30, 2021, a total of 87,779 Common Shares at a price of $4.20 per share were issued to the River City Acquisition.

(b)	Subsequent to June 30, 2021, a total of 136,068 Common Shares were issued pursuant to the exercise of existing warrants for gross proceeds of $136,068.

(c)	Subsequent to June 30, 2021, a total of 452,575 Common Shares were issued pursuant to the exercise of options for gross proceeds of $638,756.65.

(d)	Subsequent to June 30, 2021, a total of 156,000 stock options were granted on August 26, 2021 having an exercise price of $3.90 per share and expiring on August 26, 2026

The applicable Prospectus Supplement will describe any material change, and the effect of such material change, on the share and loan capitalization of the Company that will result from the issuance of Securities pursuant to such Prospectus Supplement.

USE OF PROCEEDS

The use of proceeds from the sale of Securities will be described in the applicable Prospectus Supplement relating to a specific offering and sale of Securities. Among other potential uses, the Company may use the net proceeds from the sale of Securities for general corporate purposes, including funding ongoing operations and/or working capital requirements, to repay indebtedness outstanding from time to time, capital projects and potential future acquisitions, including in relation to international expansion.

Management of the Company will retain broad discretion in allocating the net proceeds of any offering of Securities under this Prospectus and the Company’s actual use of the net proceeds will vary depending on the availability and suitability of investment opportunities and its operating and capital needs from time to time. All expenses relating to an offering of Securities and any compensation paid to underwriters, dealers or agents as the case may be, will be paid out of the proceeds from the sale of such Securities, unless otherwise stated in the applicable Prospectus Supplement. See “Risk Factors – Discretion in the Use of Proceeds”.

The Company may, from time to time, issue securities (including Securities) other than pursuant to this Prospectus.

PLAN OF DISTRIBUTION

The Company may from time to time during the 25-month period that this Prospectus, including any amendments hereto, remains valid, offer for sale and issue up to an aggregate of C$100,000,000 in Securities hereunder.

The Company may offer and sell the Securities to or through underwriters or dealers purchasing as principals, and may also sell directly to one or more purchasers or through agents or pursuant to applicable statutory exemptions. The Prospectus Supplement relating to a particular offering of Securities will identify each underwriter, dealer or agent, as the case may be, engaged by the Company in connection with the offering and sale of the Securities, and will set forth the terms of the offering of such Securities, including, to the extent applicable, any fees, discounts or any other compensation payable to underwriters, dealers or agents in connection with the offering, the method of distribution of the Securities, the initial issue price, the proceeds that the Company will receive and any other material terms of the plan of distribution. Any initial offering price and discounts, concessions or commissions allowed or re-allowed or paid to dealers may be changed from time to time.

The Securities may be sold from time to time in one or more transactions at a fixed price or prices or at prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing prices or at negotiated prices, including sales in transactions that are deemed to be “at-the-market distributions” as defined in NI 44-102, including sales made directly on the TSX-V, Nasdaq or other existing trading markets for the Common Shares. The price at which the Securities will be offered and sold may vary from purchaser to purchaser and during the period of distribution. The Company has provided an undertaking to the Autorité des marchés financiers that it will not distribute Securities in Canada by way of an “at-the-market” distribution without filing an amendment to the Prospectus adding Québec as a jurisdiction in which the Securities will be distributed or otherwise obtain exemptive relief therefrom.

In connection with the sale of the Securities, underwriters, dealers or agents may receive compensation from the Company or from other parties, including in the form of underwriters’, dealers’ or agents’ fees, commissions or concessions. Underwriters, dealers and agents that participate in the distribution of the Securities may be deemed to be underwriters for the purposes of applicable Canadian securities legislation and any such compensation received by them from the Company and any profit on the resale of the Securities by them may be deemed to be underwriting commissions. In connection with any offering of Securities, except as otherwise set out in a Prospectus Supplement relating to a particular offering of Securities and other than in relation to an “at-the-market” distribution, the underwriters, dealers or agents, as the case may be, may over-allot or effect transactions intended to fix, stabilize, maintain or otherwise affect the market price of the Securities at a level other than those which otherwise might prevail on the open market. Such transactions may be commenced, interrupted or discontinued at any time.

Underwriters, dealers or agents who participate in the distribution of the Securities may be entitled, under agreements to be entered into with the Company, to indemnification by the Company against certain liabilities, including liabilities under Canadian securities legislation and the United States Securities Act of 1933, as amended, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

Unless otherwise specified in the applicable Prospectus Supplement, each series or issue of Securities (other than Common Shares) will be a new issue of Securities with no established trading market. Accordingly, there is currently no market through which the Securities (other than Common Shares) may be sold and purchasers may not be able to resell such Securities purchased under this Prospectus. This may affect the pricing of such Securities in the secondary market, the transparency and availability of trading prices, the liquidity of such Securities and the extent of issuer regulation. See “Risk Factors”.

DESCRIPTION OF SECURITIES

The following is a brief summary of certain general terms and provisions of the Securities as at the date of this Prospectus. The summary does not purport to be complete and is indicative only. The specific terms of any Securities to be offered under this Prospectus, and the extent to which the general terms described in this Prospectus apply to such Securities, will be set forth in the applicable Prospectus Supplement. Moreover, a Prospectus Supplement relating to a particular offering of Securities may include terms pertaining to the Securities being offered thereunder that are not within the terms and parameters described in this Prospectus.

Common Shares

The following is a brief summary of the material attributes of the Common Shares. This summary does not purport to be complete. Common Shares may be sold separately or together with other Securities, as the case may be. The holders of the Common Shares are entitled to one vote per share at all meetings of the shareholders of the Company either in person or by proxy. The holders of Common Shares are also entitled to dividends, if and when declared by the directors of the Company and the distribution of the residual assets of the Company in the event of a liquidation, dissolution or winding up of the Company. The Common Shares rank equally as to all benefits which might accrue to the holders thereof, including the right to receive dividends, voting powers, and participation in assets and in all other respects, on liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other disposition of the assets of the Company among its shareholders for the purpose of winding up its affairs after the Company has paid out its liabilities. The Common Shares are not subject to call or assessment rights or any pre-emptive or conversion or exchange rights. There are no provisions for redemption, retraction, purchase for cancellation or surrender, and there are no sinking or purchase fund provisions.

Preferred Shares

The Company is authorized to issue an unlimited number of Preferred Shares issuable in series. Each series of Preferred Shares shall consist of such number of shares and having such rights, privileges, restrictions and conditions as may be determined by the Board of Directors prior to the issuance thereof. Holders of Preferred Shares, except as otherwise provided in the terms specific to a series of preferred shares or as required by law, will not be entitled to vote at meetings of holders of Common Shares, and will not be entitled to vote separately as a class upon a proposal to amend our articles of incorporation in the case of an amendment of the kind referred to in paragraph (a), (b) or (e) of subsection 176(1) of the CBCA. With respect to the payment of dividends and distribution of assets in the event of liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the preferred shares are entitled to preference over the Common Shares and any other shares ranking junior to the Preferred Shares and may also be given such other preferences over the Common Shares and any other shares ranking junior to the Preferred Shares as may be determined at the time of creation of such series.

The issuance of Preferred Shares and the terms selected by the Board of Directors could decrease the amount of earnings and assets available for distribution to holders of the Common Shares or adversely affect the rights and powers, including the voting rights, of the holders of the Common Shares without any further vote or action by the holders of the Common Shares.

The following is a brief summary of certain general terms and provisions of the Preferred Shares that may be offered pursuant to this Prospectus. This summary does not purport to be complete. The particular terms and provisions of the Preferred Shares as may be offered pursuant to this Prospectus will be set forth in the applicable Prospectus Supplement pertaining to such offering of Preferred Shares, and the extent to which the general terms and provisions described below may apply to such Preferred Shares will be described in the applicable Prospectus Supplement. Preferred Shares may be offered separately or together with other Securities, as the case may be. Preferred Shares may be offered separately or together with other Securities, as the case may be.

Each applicable Prospectus Supplement will set forth the terms and other information with respect to the Preferred Shares being offered thereby, which may include, without limitation, the following (where applicable):

•	the number of Preferred Shares offered and the offering price of the Preferred Shares;

•	the designation and any stated value of the Preferred Shares;

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation of such rates, periods or dates applicable to the Preferred Shares;

•	the date from which dividends on the Preferred Shares will accumulate, if applicable;

•	the liquidation rights of the Preferred Shares;

•	the procedures for auction and remarketing, if any, of the Preferred Shares;

•	the sinking fund provisions, if applicable, for the Preferred Shares;

•	the redemption provisions, if applicable, for the Preferred Shares;

•

whether the Preferred Shares will be convertible into or exchangeable for other Securities and, if so, the terms and conditions of the conversion or exchange, including the conversion price or exchange ratio and the conversion or exchange period (or the method of determining the same);

•	whether the Preferred Shares will have voting rights and the terms of any voting rights;

•	whether the Preferred Shares will be listed on any Securities or stock exchange or on any automated dealer quotation system;

•	whether the Preferred Shares will be issued with any other securities and, if so, the amount and terms of these securities; and

•	any other specific terms, preferences or rights of, or limitations or restrictions on, the Preferred Shares.

The applicable Prospectus Supplement will also contain a discussion of any material Canadian income tax considerations relevant to the purchase and ownership of the Preferred Shares offered by the Prospectus Supplement.

Debt Securities

The following is a brief summary of certain general terms and provisions of the Debt Securities that may be offered pursuant to this Prospectus. This summary does not purport to be complete. The particular terms and provisions of the Debt Securities as may be offered pursuant to this Prospectus will be set forth in the applicable Prospectus Supplement pertaining to such offering of Debt Securities, and the extent to which the general terms and provisions described below may apply to such Debt Securities will be described in the applicable Prospectus Supplement.

Debt Securities may be offered separately or together with other Securities, as the case may be. The Debt Securities will be issued in one or more series under an indenture (the “Indenture”) in each case between the Company and one or more trustees (the “Trustee”) that will be named in a Prospectus Supplement for the applicable series of Debt Securities. To the extent applicable, the Indenture will be subject to and governed by the U.S. Trust Indenture Act of 1939, as amended. A copy of the form of the Indenture will be filed with the SEC as an exhibit to the Registration Statement and will be filed with the securities commissions or similar authorities in Canada when it is entered into.

Each applicable Prospectus Supplement will set forth the terms and other information with respect to the Debt Securities being offered thereby, which may include, without limitation, the following (where applicable):

•

the specific designation of the Debt Securities; any limit on the aggregate principal amount of the Debt Securities; the date or dates, if any, on which the Debt Securities will mature and the portion (if less than all of the principal amount) of the Debt Securities to be payable upon declaration of acceleration of maturity;

•

the rate or rates (whether fixed or variable) at which the Debt Securities will bear interest, if any, the date or dates from which any such interest will accrue and on which any such interest will be payable and the record dates for any interest payable on the Debt Securities that are in registered form;

•	the terms and conditions under which we may be obligated to redeem, repay or purchase the Debt Securities pursuant to any sinking fund or analogous provisions or otherwise;

•	the terms and conditions upon which we may redeem the Debt Securities, in whole or in part, at our option;

•	the covenants applicable to the Debt Securities;

•	the terms and conditions for any conversion or exchange of the Debt Securities for any other Securities;

•

whether the Debt Securities will be issuable in registered form or bearer form or both, and, if issuable in bearer form, the restrictions as to the offer, sale and delivery of the Debt Securities which are in bearer form and as to exchanges between registered form and bearer form;

•	whether the Debt Securities will be issuable in the form of registered global securities (“Global Securities), and, if so, the identity of the depositary for such registered Global Securities;

•	the denominations in which registered Debt Securities will be issuable;

•	each office or agency where payments on the Debt Securities will be made and each office or agency where the Debt Securities may be presented for registration of transfer or exchange;

•	the currency in which the Debt Securities are denominated or the currency in which we will make payments on the Debt Securities;

•	material Canadian federal income tax consequences and U.S. federal income tax consequences of owning the Debt Securities;

•	any index, formula or other method used to determine the amount of payments of principal of (and premium, if any) or interest, if any, on the Debt Securities; and

•	any other terms of the Debt Securities which apply solely to the Debt Securities.

The Company may issue Debt Securities with terms different from those of Debt Securities previously issued. Each series of Debt Securities may be issued at various times with different maturity dates, may bear interest at different rates and may otherwise vary.

The terms on which a series of Debt Securities may be convertible into or exchangeable for Common Shares or other Securities of the Company will be described in the applicable Prospectus Supplement. These terms may include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of the Company, and may include provisions pursuant to which the number of Common Shares or other Securities to be received by the holders of such series of Debt Securities would be subject to adjustment.

To the extent any Debt Securities are convertible into Common Shares or other Securities of the Company, prior to such conversion the holders of such Debt Securities will not have any of the rights of holders of the securities into which the Debt Securities are convertible, including the right to receive payments of dividends or the right to vote such underlying securities.

If any of the Debt Securities are denominated in a currency or currencies other than Canadian dollars or a non-Canadian dollar unit or units, or if the principal of and any premium and interest on any Debt Securities is payable in a currency or currencies other than Canadian dollars or a non-Canadian dollar unit or units, the Company will provide investors with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of Debt Securities and such non-Canadian dollar currency or currencies or non-Canadian dollar unit or units in the applicable Prospectus Supplement.

Warrants

The following is a brief summary of certain general terms and provisions of the Warrants that may be offered pursuant to this Prospectus. This summary does not purport to be complete. The particular terms and provisions of the Warrants as may be offered pursuant to this Prospectus will be set forth in the applicable Prospectus Supplement pertaining to such offering of Warrants, and the extent to which the general terms and provisions described below may apply to such Warrants will be described in the applicable Prospectus Supplement.

Warrants may be offered separately or together with other Securities, as the case may be. Each series of Warrants may be issued under a separate warrant indenture or warrant agency agreement to be entered into between the Company and one or more banks or trust companies acting as Warrant agent or may be issued as stand-alone contracts. The applicable Prospectus Supplement will include details of the Warrant agreements, if any, governing the Warrants being offered. The Warrant agent, if any, will be expected to act solely as the agent of the Company and will not assume a relationship of agency with any holders of Warrant certificates or beneficial owners of Warrants. A copy of any warrant indenture or any warrant agency agreement relating to an offering of Warrants will be filed by the Company with the relevant securities regulatory authorities in Canada after it has been entered into by the Company.

Each applicable Prospectus Supplement will set forth the terms and other information with respect to the Warrants being offered thereby, which may include, without limitation, the following (where applicable):

•	the designation of the Warrants;

•	the aggregate number of Warrants offered and the offering price;

•	the designation, number and terms of the other Securities purchasable upon exercise of the Warrants, and procedures that will result in the adjustment of those numbers;

•	the exercise price of the Warrants;

•	the dates or periods during which the Warrants are exercisable including any “early termination” provisions;

•	the designation, number and terms of any Securities with which the Warrants are issued;

•	if the Warrants are issued as a unit with another Security, the date on and after which the Warrants and the other Security will be separately transferable;

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whether such Warrants are to be issued in registered form, “book-entry only” form, bearer form or in the form of temporary or permanent global securities and the basis of exchange, transfer and ownership thereof;

•	any minimum or maximum amount of Warrants that may be exercised at any one time;

•	whether such Warrants will be listed on any securities exchange;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the Warrants;

•	certain material Canadian and United States tax consequences of owning the Warrants; and

•	any other material terms and conditions of the Warrants.

Subscription Receipts

The following is a brief summary of certain general terms and provisions of the Subscription Receipts that may be offered pursuant to this Prospectus. This summary does not purport to be complete. The particular terms and provisions of the Subscription Receipts as may be offered pursuant to this Prospectus will be set forth in the applicable Prospectus Supplement pertaining to such offering of Subscription Receipts, and the extent to which the general terms and provisions described below may apply to such Subscription Receipts will be described in the applicable Prospectus Supplement. Subscription Receipts may be offered separately or together with other Securities, as the case may be.

The Subscription Receipts may be issued under a subscription receipt agreement. The applicable Prospectus Supplement will include details of the subscription receipt agreement, if any, governing the Subscription Receipts being offered. The Company will file a copy of any subscription receipt agreement, if any, relating to an offering of Subscription Receipts with the relevant securities regulatory authorities in Canada after it has been entered into by the Company.

Each applicable Prospectus Supplement will set forth the terms and other information with respect to the Subscription Receipts being offered thereby, which may include, without limitation, the following (where applicable):

•	the aggregate number of Subscription Receipts offered;

•	the price at which the Subscription Receipts will be offered;

•	the terms, conditions and procedures for the conversion of the Subscription Receipts into other Securities;

•	the dates or periods during which the Subscription Receipts are convertible into other Securities;

•	the designation, number and terms of the other Securities that may be exchanged upon conversion of each Subscription Receipt;

•	the designation, number and terms of any other Securities with which the Subscription Receipts will be offered, if any, and the number of Subscription Receipts that will be offered with each Security;

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whether such Subscription Receipts are to be issued in registered form, “book-entry only” form, bearer form or in the form of temporary or permanent global securities and the basis of exchange, transfer and ownership thereof;

•	terms applicable to the gross or net proceeds from the sale of the Subscription Receipts plus any interest earned thereon;

•	certain material Canadian and United States tax consequences of owning the Subscription Receipts; and

•	any other material terms and conditions of the Subscription Receipts.

Units

The following is a brief summary of certain general terms and provisions of the Units that may be offered pursuant to this Prospectus. This summary does not purport to be complete. The particular terms and provisions of the Units as may be offered pursuant to this Prospectus will be set forth in the applicable Prospectus Supplement pertaining to such offering of Units, and the extent to which the general terms and provisions described below may apply to such Units will be described in the applicable Prospectus Supplement. Units may be offered separately or together with other Securities, as the case may be.

Each applicable Prospectus Supplement will set forth the terms and other information with respect to the Units being offered thereby, which may include, without limitation, the following (where applicable):

•	the aggregate number of Units offered;

•	the price at which the Units will be offered;

•	the designation, number and terms of the Securities comprising the Units;

•	whether the Units will be issued with any other Securities and, if so, the amount and terms of these Securities;

•	terms applicable to the gross or net proceeds from the sale of the Units plus any interest earned thereon;

•	the date on and after which the Securities comprising the Units will be separately transferable;

•	whether the Securities comprising the Units will be listed on any securities exchange;

•

whether such Units or the Securities comprising the Units are to be issued in registered form, “book-entry only” form, bearer form or in the form of temporary or permanent global securities and the basis of exchange, transfer and ownership thereof;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the Units;

•	certain material Canadian and United States tax consequences of owning the Units; and

•	any other material terms and conditions of the Units.

PRIOR SALES

Information in respect of prior sales of the Common Shares or other Securities distributed under this Prospectus and for securities that are convertible or exchangeable into the Common Shares or such other Securities within the previous 12-month period will be provided, as required, in a Prospectus Supplement with respect to the issuance of the Common Shares or other Securities pursuant to such Prospectus Supplement.

TRADING PRICE AND VOLUME

The Common Shares are currently listed on the TSX-V under the trading symbol “SLHG” and quoted on the Nasdaq under the symbol “SLHG”. Trading price and volume of the Common Shares will be provided, as required, in each Prospectus Supplement.

DIVIDENDS

Skylight has never declared or paid any dividends on its Common Shares. While Skylight is not restricted from paying dividends other than pursuant to certain solvency tests prescribed under the CBCA, Skylight does not intend to pay dividends on any of its Common Shares in the foreseeable future.

CERTAIN CANADIAN AND UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

Owning any of the Securities may subject holders to tax consequences. The applicable Prospectus Supplement may describe certain Canadian federal income tax consequences to an initial investor who is a resident of Canada or a non-resident of Canada of acquiring, owning and disposing of any of the Securities offered thereunder. The applicable Prospectus Supplement may also describe certain United States federal income tax consequences of the acquisition, ownership and disposition of any of the Securities offered thereunder by an initial investor who is a U.S. Person (within the meaning of the U.S. Internal Revenue Code of 1986, as amended). Prospective investors should consult their own tax advisers prior to deciding to purchase any of the Securities.

RISK FACTORS

Before deciding to invest in any Securities, prospective investors of the Securities should consider carefully the risk factors and the other information contained and incorporated by reference in this Prospectus and the applicable Prospectus Supplement relating to a specific offering of Securities before purchasing the Securities, including those risks identified and discussed under the heading “Risk Factors” in the AIF, which is incorporated by reference herein. See “Documents Incorporated by Reference”.

An investment in the Securities offered hereunder is speculative and involves a high degree of risk. The risks and uncertainties described or incorporated by reference herein are not the only ones the Company may face. Additional risks and uncertainties, including those that the Company is unaware of or that are currently deemed immaterial, may also become important factors that affect the Company and its business. If any such risks actually occur, the Company’s business, financial condition and results of operations could be materially adversely affected.

Prospective investors should carefully consider the risks below and in the AIF and the other information elsewhere in this Prospectus and the applicable Prospectus Supplement and consult with their professional advisers to assess any investment in the Company.

Return on Securities is not Guaranteed

There is no guarantee that the Securities will earn any positive return in the short term or long term. A holding of Securities is speculative and involves a high degree of risk and should be undertaken only by holders whose financial resources are sufficient to enable them to assume such risks and who have no need for immediate liquidity in their investment. A holding of Securities is appropriate only for holders who have the capacity to absorb a loss of some or all of their holdings.

Discretion in the Use of Proceeds

Management of the Company will have broad discretion with respect to the application of net proceeds received by the Company from the sale of Securities under this Prospectus or a future Prospectus Supplement and may spend such proceeds in ways that do not improve the Company’s results of operations or enhance the value of the Common Shares or its other securities issued and outstanding from time to time. Any failure by management to apply these funds effectively could result in financial losses that could have a material adverse effect on the Company’s business or cause the price of the securities of the Company issued and outstanding from time to time to decline.

Dilution

The Company may sell additional Common Shares or other Securities that are convertible or exchangeable into Common Shares in subsequent offerings or may issue additional Common Shares or other Securities to finance future acquisitions. The Company cannot predict the size or nature of future sales or issuances of securities or the effect, if any, that such future sales and issuances will have on the market price of the Common Shares. Sales or issuances of substantial numbers of Common Shares or other Securities that are convertible or exchangeable into Common Shares, or the perception that such sales or issuances could occur, may adversely affect prevailing market prices of the Common Shares. With any additional sale or issuance of Common Shares or other Securities that are convertible or exchangeable into Common Shares, investors will suffer dilution to their voting power and economic interest in the Company. Furthermore, to the extent holders of the Company’s stock options or other convertible securities convert or exercise their securities and sell the Common Shares they receive, the trading price of the Common Shares may decrease due to the additional amount of Common Shares available in the market.

Volatile Market Price of the Common Shares

The market price of the Common Shares may be volatile and subject to wide fluctuations in response to numerous factors, many of which are beyond the Company’s control. This volatility may affect the ability of holders of Common Shares to sell their securities at an advantageous price. Market price fluctuations in the Common Shares may be due to the Company’s operating results failing to meet expectations of securities analysts or investors in any period, downward revision in securities analysts’ estimates, adverse changes in general market conditions or economic trends, acquisitions, dispositions or other material public announcements by the Company or its competitors, along with a variety of additional factors. These broad market fluctuations may adversely affect the market price of the Common Shares.

Financial markets historically at times experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of companies and that have often been unrelated to the operating performance, underlying asset values or prospects of such companies. Accordingly, the market price of the Common Shares may decline even if the Company’s operating results, underlying asset values or prospects have not changed. Additionally, these factors, as well as other related factors, may cause decreases in asset values that are deemed to be other than temporary, which may result in impairment losses. There can be no assurance that continuing fluctuations in price and volume will not occur. If such increased levels of volatility and market turmoil continue, the Company’s operations could be adversely impacted and the trading price of the Common Shares may be materially adversely affected.

Trading Markets and Liquidity

There is currently no market through which the Securities, other than the Common Shares, may be sold and, unless otherwise specified in the applicable Prospectus Supplement, none of the Warrants, Subscription Receipts or Units will be listed on any securities or stock exchange or any automated dealer quotation system. As a consequence, purchasers may not be able to resell Warrants, Subscription Receipts or Units purchased under this Prospectus or any Prospectus Supplement. This may affect the pricing of the Securities, other than the Common Shares, in the secondary market, the transparency and availability of trading prices, the liquidity of these securities and the extent of issuer regulation. There can be no assurance that an active trading market for the Securities, other than the Common Shares, will develop or, if developed, that any such market, including for the Common Shares, will be sustained.

The Common Shares are currently listed in Canada on the TSX-V under the symbol “SLHG” and quoted on Nasdaq under the symbol “SLHG”. There has been a limited public market in the United States for the Common Shares.

Shareholders of the Company may be unable to sell significant quantities of Common Shares into the public trading markets without a significant reduction in the price of their Common Shares, or at all. There can be no assurance that there will be sufficient liquidity of the Common Shares on the trading market, or that the Company will continue to meet the listing requirements of the TSX-V or achieve or maintain listing on Nasdaq or any other national securities exchange.

FPI Status, Emerging Growth Company Status and MJDS Eligibility

The Company is currently an FPI and is currently eligible to utilize the MJDS. As a result, although upon effectiveness of the registration statement, Skylight will become subject to the informational requirements of the U.S. Exchange Act, as an FPI, Skylight will be exempt from certain informational requirements of the U.S. Exchange Act to which domestic issuers in the United States are subject, including the proxy rules under the U.S. Exchange Act. As an FPI eligible to utilize MJDS Company will also not be required to file the same reports that a U.S. domestic issuer or non-MJDS eligible FPI would file with the SEC, although the Company is required to file with or furnish to the SEC the continuous disclosure documents that the Company is required to file in Canada under Canadian securities laws. Furthermore, the insider reporting and short-profit provisions under Section 16 of the U.S. Exchange Act will not be applicable to Skylight; therefore, its shareholders may not know on as timely a basis when the Company’s officers, directors and principal shareholders purchase or sell Common Shares, as the reporting periods under the corresponding Canadian insider reporting requirements are longer. There is no assurance that the Company will continue to remain eligible as an FPI or eligible to utilize MJDS, and the loss of eligibility for either would result in the Company becoming subject to additional compliance obligations under U.S. federal securities laws, including in connection with registering securities under the U.S. Securities Act and complying with U.S. Exchange Act reporting requirements, the additional costs of which could be significant.

The Company also qualifies as an “emerging growth company” as defined in the United States Jumpstart Our Business Startups Act of 2012. An emerging growth company may take advantage of specified reduced reporting requirements that are otherwise generally applicable to public companies that are not emerging growth companies. These reduced reporting requirements include an exemption from compliance with the auditor attestation requirement on the effectiveness of our internal control over financial reporting. Skylight may take advantage of some of these exemptions until it is no longer an emerging growth company. Skylight could remain an emerging growth company for up to five years, although circumstances could cause the Company to lose that status earlier, including if the market value of the Common Shares held by non-affiliates exceeds US$700.0 million as of the end of our most recently completed second fiscal quarter, if we have total annual gross revenue of US$1.07 billion or more during any fiscal year, or if the Company issues more than US$1.0 billion in non-convertible debt during any three-year period.

If Skylight chooses to take advantage of the exemptions available to emerging growth companies, information we provide to you may be different than you might get from other public companies in which you hold securities. Further, investors could find the Common Shares less attractive if we choose to rely on these exemptions. If some investors find the Common Shares less attractive as a result of any choices to reduce future disclosure, the trading market and price of the Common Shares may be adversely affected.

PFIC Status

Based upon the nature of the Company’s current business activities, the Company does not believe it was a “passive foreign investment company” (“PFIC”) for U.S. income tax purposes for its 2020 fiscal year, and does not expect to be a PFIC in its current taxation year. However, the tests for determining PFIC status are based upon the composition of the income and assets of the Company and its subsidiaries and affiliates from time to time, and it is difficult to make accurate predictions of future income and assets. Accordingly, there can be no assurance that the Company will not become a PFIC in the future. A non-U.S. corporation generally will be considered a PFIC for any taxable year if either: (i) at least 75% of its gross income is passive income; or (ii) at least 50% of the value of its assets is attributable to assets that produce or are held for the production of passive income (which generally includes cash). If the Company were to be treated as a PFIC for any taxation year, such characterization could result in adverse U.S. income tax consequences to certain investors in the Company in the United States.

Enforceability of Foreign Judgments

Two of the directors of the Company, Patrick McNamee and Grace Mellis and two of the officers of the Company, Paul Kulas and Georges Feghali, reside outside of Canada. Some or all of the assets of such persons may be located outside of Canada. It may not be possible for investors to collect from such persons or enforce judgments obtained in Canada predicated on the civil liability provisions of Canadian securities legislation against such directors and officers of the Company. Although, each of Mr. McNamee, Ms. Mellis, Mr. Kulas and Dr. Feghali has appointed the Company as their agent for service of process in Canada, it may not be possible for investors to effect service of process within Canada upon such directors and officers of the Company. In addition, it may not be possible for investors or any other person or entity to assert claims under Canadian securities laws or otherwise in original actions instituted in a foreign jurisdiction. Consequently, investors may be effectively prevented form pursing remedies against such person under Canadian securities laws or otherwise.

Negative Operating Cash Flow

The Company has historically not generated cash flow from operations. The Company is devoting significant resources to its business, however there can be no assurance that it will generate positive cash flow from operations in the future. The Company may continue to incur negative consolidated operating cash flow and losses. The Company had negative operating cash flows from operations until the second quarter of fiscal 2020 and reported a total comprehensive loss of approximately $11.0 million for the year ended December 31, 2019 and approximately $9.47 million for the year ended December 31, 2020. To the extent that the Company has negative cash flow in future periods, the Company may need to deploy a portion of its cash reserves to fund such negative cash flow. Following the completion of the corporate finance transactions between September and December of 2020, the Company had reduced its long-term debt to nil as at December 31 2020. The Company has sufficient cash reserves to meet all its contingent obligations including under its acquisition agreements. Management of the Company continues to be of the view that its Paycheck Protection Loan will be forgiven. The Company has made an application which has been approved by its lender and is currently waiting for approval from the US government. The clinical groups were cash flow positive in the second and third quarters of 2020 and the Company remains cash flow positive within its clinical operations. While it continues to be aggressive in its corporate acquisition strategy, management believes that the Company has sufficient liquidity and capital resources to meet its obligations and continue to operate its business at its present rate.

Public Health Crises such as the COVID-19 Pandemic and other Uninsurable Risks

Events in the financial markets have demonstrated that businesses and industries throughout the world are very tightly connected to each other. General global economic conditions seemingly unrelated to the Company or to the medical health services sector, including, without limitation, interest rates, general levels of economic activity, fluctuations in the market prices of securities, participation by other investors in the financial markets, economic uncertainty, national and international political circumstances, natural disasters, or other events outside of the Company’s control may affect the activities of the Company directly or indirectly. The Company’s business, operations and financial condition could also be materially adversely affected by the outbreak of epidemics or pandemics or other health crises. For example, in late December 2019, a novel coronavirus (“COVID-19”) originated, subsequently spread worldwide and on March 11, 2020, the World Health Organization declared it was a pandemic. The risks of public health crises such as the COVID-19 pandemic to the Company’s business include without limitation, the ability to raise funds, employee health, workforce productivity, increased insurance premiums, limitations on travel, the availability of industry experts and personnel, disruption of the Company’s supply chains and other factors that will depend on future developments beyond the Company’s control. In particular, the continued spread of the coronavirus globally, prolonged restrictive measures put in place in order to control an outbreak of COVID-19 or other adverse public health developments could materially and adversely impact the Company’s business in the United States. There can be no assurance that the Company’s personnel will not ultimately see its workforce productivity reduced or that the Company will not incur increased medical costs or insurance premiums as a result of these health risks. In addition, the coronavirus pandemic or the fear thereof could adversely affect global economies and financial markets resulting in volatility or an economic downturn that could have an adverse effect on the demand for the Company’s service offerings and future prospects. Epidemics such as COVID-19 could have a material adverse impact on capital markets and the Company’s ability to raise sufficient funds to finance the ongoing development of its material business.

All of these factors could have a material and adverse effect on the Company’s business, financial condition and results of operations. The extent to which COVID-19 impacts the Company’s business, including its operations and the market for its securities, will depend on future developments, which are highly uncertain and cannot be predicted at this time, and include the duration, severity and scope of the outbreak and the actions taken to contain or treat the coronavirus outbreak. It is not always possible to fully insure against such risks, and the Company may decide not to insure such risks as a result of high premiums or other reasons. Should such liabilities arise, they could reduce or eliminate any future profitability and result in increasing costs and a decline in the value of the Common Shares of the Company. Even after the COVID-19 pandemic is over, the Company may continue to experience material adverse effects to its business, financial condition and prospects as a result of the continued disruption in the global economy and any resulting recession, the effects of which may persist beyond that time. The COVID-19 pandemic may also have the effect of heightening other risks and uncertainties disclosed and described in this Prospectus and the AIF. To date, the COVID-19 crisis has not materially impacted the Company’s operations, financial condition, cash flows and financial performance. In response to the outbreak, the Company has instituted operational and monitoring protocols to ensure the health and safety of its employees and stakeholders, which follow the advice of local governments and health authorities where it operates. The Company has adopted a work from home policy where possible. The Company continues to operate effectively whilst working remotely. The Company will continue to monitor developments of the pandemic and continuously assess the pandemic’s potential further impact on the Company’s operations and business.

INTERESTS OF EXPERTS

The following persons or companies are named as having prepared or certified a report, valuation, statement or opinion in this Prospectus, either directly or in a document incorporated herein by reference, and whose profession or business gives authority to the report, valuation, statement or opinion made by the expert.

The Company’s audited consolidated financial statements for the years ended December 31, 2020 and 2019 have been audited by Grant Thornton LLP, as set forth in their report, which report expresses an unqualified opinion on such financial statements. The audited consolidated financial statements have been incorporated by reference into this Prospectus in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. Grant Thornton LLP is independent of Skylight within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of Ontario.

LEGAL MATTERS

Unless otherwise specified in a Prospectus Supplement relating to any Securities offered, certain legal matters in connection with the offering of Securities may be passed upon on behalf of Skylight by Gardiner Roberts LLP as to legal matters relating to Canadian law and, if governed by United States law, by Ellenoff Grossman & Schole LLP as to matters relating to United States law. In addition, certain legal matters in connection with any offering of Securities may be passed upon for any underwriters, dealers or agents by counsel to be designated at the time of the offering by such underwriters, dealers or agents, as the case may be.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar of the Company is Capital Transfer Agency, having an address of 390 Bay Street, Suite 920, Toronto, Ontario, Canada, M5H 2Y2.

PROMOTERS

The founders of the Company, Pradyum Sekar, Chief Executive Officer and a director of the Company, and Kashaf Qureshi, the President, Chief Technology Officer and a director of the Company, are considered to be Promoters of the Company. Mr. Sekar owns 1,838,692 Common Shares representing 4.77% of the issued and outstanding Common Shares on an undiluted basis and Mr. Qureshi owns 1,773,917 Common Shares, representing 4.60% of the issued and outstanding Common Shares on an undiluted basis.

Other than as disclosed in this section or elsewhere in this Prospectus, no person who was a promoter of the Company within the last two years:

1.

received anything of value directly or indirectly from the Company or a subsidiary other than compensation, including stock options, in their capacities as officers of the Company as more particularly described in the Circular;

2.	sold or otherwise transferred any asset to the Company or a subsidiary within the last two years;

3.

is, as at the date of this Prospectus, or was within 10 years before the date of this Prospectus, a director, chief executive officer or chief financial officer of any person or company that: (i) was subject to a cease trade order, an order similar to a cease trade order or an order that denied the relevant person or company access to any exemption under securities legislation that was issued while the promoter was acting in the capacity as director, chief executive officer or chief financial officer, or (ii) was subject to an a cease trade order, an order similar to a cease trade order or an order that denied the relevant person or company access to any exemption under securities legislation that was issued after the promoter ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while the promoter was acting in the capacity as director, chief executive officer or chief financial officer;

4.

is, at the date of this Prospectus, or has been within the 10 years before the date of this Prospectus, a director or executive officer of any person or company that, while the promoter was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets, state the fact; or

5.

has, within the 10 years before the date of this Prospectus, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or became subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the promoter, state the fact.

STATUTORY AND CONTRACTUAL RIGHTS OF WITHDRAWAL AND RESCISSION

Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces of Canada, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, revisions of the price or damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission, revision of the price or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province in which the purchaser resides for the particulars of these rights or consult with a legal advisor.

In an offering of Securities which are convertible, exchangeable or exercisable securities, investors are cautioned that the statutory right of action for damages for a misrepresentation contained in the prospectus is limited, in certain provincial securities legislation, to the price at which the convertible, exchangeable or exercisable securities is offered to the public under the prospectus offering. This means that, under the securities legislation of certain provinces, if the purchaser pays additional amounts upon conversion, exchange or exercise of the security, those amounts may not be recoverable under the statutory right of action for damages that applies in those provinces. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of this right of action for damages or consult with a legal adviser.

Original purchasers of Securities which are convertible, exchangeable or exercisable securities will have a contractual right of rescission against the Company following the conversion of such convertible or exchangeable Securities. The contractual right of rescission will entitle such original purchasers to receive, in addition to the amount paid on original purchase of the Warrants, Units, or Subscription Receipts, as the case may be, the amount paid, if any, upon conversion, exchange or exercise, upon surrender of the underlying securities gained thereby, in the event that this Prospectus, the applicable Prospectus Supplement or an amendment thereto contains a misrepresentation, provided that: (i) the conversion, exchange or exercise takes place within 180 days of the date of the purchase of the convertible, exchangeable or exercisable security under this Prospectus; and (ii) the right of rescission +is exercised within 180 days of the date of the purchase of the convertible, exchangeable or exercisable security under this Prospectus. This contractual right of rescission will be consistent with the statutory right of rescission described under section 130 of the Securities Act (Ontario), and is in addition to any other right or remedy available to original purchasers under section 130 of the Securities Act (Ontario) or otherwise at law.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents will be filed with the SEC as part of the registration statement to which this Prospectus forms a part: (i) the documents listed under “Documents Incorporated by Reference”; (ii) the consent of the Company’s former auditors, Grant Thornton LLP; and (iii) powers of attorney from the Company’s directors and officers included on the signature pages of the registration statement.

CERTIFICATE OF THE CORPORATION

Dated: October 4, 2021

This amended and restated short form prospectus, together with the documents incorporated in this prospectus by reference, will, as of the date of the last supplement to this prospectus relating to the securities offered by this prospectus and the supplement(s), constitute full, true and plain disclosure of all material facts relating to the securities offered by this amended and restated short form prospectus and the supplement(s) as required by the securities legislation of Alberta, British Columbia, Manitoba and Ontario.

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PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO

OFFEREES OR PURCHASERS

INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under the Canada Business Corporations Act (the “CBCA”), the Company may indemnify a present or former director or officer of the Company or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Company or other entity. The Company may not indemnify an individual unless the individual acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that their conduct was lawful. The indemnification may be made in connection with an action by or on behalf of the Company or other entity to obtain a judgment in its favor, to which the individual is made a party because of the individual’s association with the Company or other entity as described above only with court approval. The aforementioned individuals are entitled to indemnification from the Company in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the Company or other entity as described above if the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual described above ought to have done provided the individual fulfills the conditions set out above. The Company may advance moneys to an individual described above for the costs, charges and expenses of a proceeding described above; however, the individual shall repay the moneys if the individual does not fulfill the conditions set out above.

The by-laws of the Company shall allow it to indemnify present or former directors and officers of the Company and other individuals who act or have acted at the Company’s request as a director or officer or in a similar capacity of another entity, to the fullest extent possible and in every circumstance permitted by the CBCA.

The Company maintains insurance policies relating to certain liabilities that its directors and officers may incur in such capacities. Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the U.S. Securities Act, and is therefore unenforceable.

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EXHIBITS

Exhibit Number	Description

4.1	Annual Information Form of the Company for the fiscal year ended December 31, 2020, dated April 19, 2021*

4.2	Audited consolidated statements of the Company as at and for the years ended December 31, 2020 and 2019 together with the auditors’ report thereon and the notes thereto, as amended*

4.3	Management’s Discussion and Analysis for the fiscal year ended December 31, 2020*

4.4	Management Information Circular dated July 20, 2020 relating to the annual general meeting of shareholders held on September 9, 2020*

4.5	Management Information Circular of the Company dated October 7, 2020 in connection with the Company’s special meeting of shareholders held on November 23, 2020*

4.6	Management Information Circular of the Company dated January 18, 2021 in connection with the Company’s special meeting of shareholders held on February 22, 2021*

4.7	Material Change Report of the Company dated January 11, 2021*

4.8	Material Change Report of the Company dated January 14, 2021*

4.9	Material Change Report of the Company dated March 24, 2021*

4.10	Material Change Report of the Company dated May 19, 2021**

4.11	Material Change Report of the Company dated May 26, 2021*

4.12	Management Information Circular of the Company dated May 31, 2021 in connection with the Company’s annual general and special meeting of shareholders held on June 29, 2021*

4.13	Interim financial statements of the Company as at and for the three months ended March 31, 2021 and 2020 and the notes thereto, as amended*

4.14	Management’s Discussion and Analysis for the three months ended March 31, 2021*

4.15	Interim financial statements of the Company as at and for the three and six months ended June 30, 2021 and 2020 and the notes thereto, as amended*

4.16	Management’s Discussion and Analysis for the three and six months ended June 30, 2021*

5.1	Consent of Grant Thornton LLP**

*	Filed previously and incorporated by reference herein.
**	Filed herewith.

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PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.	Undertaking.

The Company undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the SEC staff, and to furnish promptly, when requested to do so by the SEC staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2.	Consent to Service of Process.

(a)	The Registrant has previously filed with the SEC a written irrevocable consent and power of attorney on Form F-X.

(b)	Any change to the name or address of the Registrant’s agent for service shall be communicated promptly to the SEC by amendment to Form F-X referencing the file number of this Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Province of Ontario, Canada on this 5th day of October, 2021.

SKYLIGHT HEALTH GROUP INC.

By:	/s/ Pradyum Sekar
Name: Pradyum Sekar
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and dates indicated below.

Signature	Title	Date

/s/ Pradyum Sekar	Chief Executive Officer and Director	October 5, 2021
Pradyum Sekar	(Principal Executive Officer)

/s/ Andrew Elinesky	Chief Financial Officer	October 5, 2021
Andrew Elinesky	(Principal Financial and Accounting Officer)

/s/ Kashaf Qureshi	Chief Corporate Officer and Director	October 5, 2021
Kashaf Qureshi

/s/ Norton Singhavon	Director	October 5, 2021
Norton Singhavon

/s/ Tom Brogan	Director	October 5, 2021
Tom Brogan

/s/ Peter Cummins	Director	October 5, 2021
Peter Cummins

/s/ Patrick McNamee	Director	October 5, 2021
Patrick McNamee

/s/ Grace Mellis	Director	October 5, 2021
Grace Mellis

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AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in his capacity as the duly authorized representative of the Registrant in the United States, on this 5th day of October, 2021.

MVC Technologies USA Inc.

By:	/s/ Kashaf Qureshi
Name:	Kashaf Qureshi
Title:	President

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